Exhibit 10.1
June 24, 2007
Mr. George W. Cole
Encysive Pharmaceuticals Inc.
4848 Loop Central Drive, 7th Floor
Houston, Texas 77081
Dear Mr. Cole:
     Reference is made to that Termination Agreement, dated October 25, 2005 (the “Agreement”), between Encysive Pharmaceuticals Inc. (the “Company”) and you. This letter serves as an amendment to the Agreement.
     Pursuant to Section 13.4 of the Agreement, Section 2.1(a) of the Agreement is amended in its entirety to read as follows:
The Company agrees to employ the Executive, and the Executive agrees to accept employment by the Company and to serve the Company as its Chief Executive Officer. The Executive shall report to and be subject to the direction of the Board. The Executive shall have the authority, duties and responsibilities that are normally associated with and inherent in the executive capacity in which the Executive will be performing, and shall have such other or additional duties which are not inconsistent with the Executive’s position, as may from time to time be reasonably assigned to the Executive by the Board (or a committee thereof). While employed hereunder, the Executive shall devote full time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Executive agrees to cooperate fully with the Board, and other executive officers of the Company, and not to engage in any activity which conflicts with or interferes with the performance of his duties hereunder. During the Employment Period, the Executive shall devote his best efforts and skills to the business and interests of the Company, do his utmost to further enhance and develop the Company’s best interests and welfare, and endeavor to improve his ability and knowledge of the Company’s business, in an effort to increase the value of his services for the mutual benefit of the parties hereto. During the Employment Period, it shall not be a violation of this Agreement for the Executive (i) serve on any corporate board or committee thereof with the approval of the Board, (ii) to serve on any civic, or charitable boards or committees (except for boards or committees of a Competing Business unless approved by the Board), (iii) deliver lectures, fulfill teaching or speaking engagements, (iv) testify as a witness in litigation involving a former employer or (v) manage personal investments; provided, however, any such activities must not materially interfere with performance of the Executive’s responsibilities under this Agreement

Mr. George W. Cole
June 24, 2007

     Pursuant to Section 13.4 of the Agreement, the first sentence of Section 4.1 of the Agreement is amended in its entirety to read as follows:
As compensation for services to the Company, the Company shall pay to the Executive from the Effective Date until the Date of Termination an annual base salary of $490,000 (the “Base Salary”).
     Pursuant to Section 13.1 of the Agreement, all notices and other communications required or permitted under the Agreement or necessary or convenient in connection with the Agreement shall be given to the Company at the address below:
     Encysive Pharmaceuticals Inc.
     4848 Loop Central Drive, 7th Floor
      Houston, Texas 77081
      Attention: Chairman of the Board
      Facsimile No.: (713) 782-8232
     The changes in your duties, responsibilities and position as set forth in this letter shall not constitute “Good Reason” as defined in Section 5.5 of the Agreement.
     On the date hereof, the Company will grant to you options (the “Options”) to acquire 500,000 shares of the Company’s common stock, par value $.005 per share (the “Common Stock”), with an exercise price of $1.89 per share of Common Stock. The Options will provide for the vesting of one-half of the shares covered by the Options on each of May 31, 2009, and May 31, 2010. The Options will be granted pursuant to, and will be governed by the terms of, the Company’s incentive stock plans as then in effect, and the provisions of the Agreement (including Section 6.3(e) thereof).
     Except as may be expressly set forth in this letter, all provisions, terms and conditions in the Agreement remain unmodified and in full force and effect.

Very truly yours,
/s/ John M. Pietruski
John M. Pietruski
Chairman of the Board

Acknowledged as of the date
first written above:
/s/ George W. Cole
George W. Cole